EXHIBIT 10.87



                        ENERGY SERVICES AGREEMENT FOR:



ENERGY CONSERVATION SERVICES                            AGREEMENT NO. 97-031-A
NORTHERN STATE MULTI-SERVICE CENTER
SEDRO WOOLLEY, WASHINGTON                                     JANUARY 27, 1997


The owner and the Energy Services Company (ESCO) named below do hereby enter into an agreement under terms described in the following sections:

Authorization (this sheet)
Project Conditions
Conditions of the Energy Services Agreement

AUTHORIZATION TO PROCEED

Energy Services Company            Owner: Department of General Administration

Firm     Onsite Energy Corporation            Division of Property Development
Address  16400 South Center Parkway, No. 204  acting through the Department of
         Tukwila, Washington  98188           General Administration
                                              Division of Engineering
Phone    (206) 575-9035                       & Architectural Services
BY       /s/ Richard T. Sperberg              BY     /s/ R. G. Anderson
NAME                                          NAME   RAYMOND G. ANDERSON
TITLE                                         TITLE  Energy Program Manager
DATE                                          DATE

State of Washington Revenue Registration Number   ONSITEC051C4

Federal Tax Identification Number    33-0576371

                              PROJECT CONDITIONS


                                   RECITALS:

WHEREAS, Owner own or leases the Facility;

WHEREAS, ESCO provides certain services and equipment intended to reduce Energy and Utility Consumption in buildings and facilities;

WHEREAS, ESCO will have made a preliminary assessment of the Energy Consumption characteristics of the Facility and has expressed a willingness to provide certain services and equipment, all as described in the Energy Services Proposal to be attached hereto.

WHEREAS, ESCO is willing to be compensated for ESCO Services and ESCO Equipment out of Energy Cost Savings; Utility Payments; and/or through Lease/Purchase Arrangements;

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed that:

The ESCO shall provide Energy Services called for in Section 2 of the "Conditions of the Energy Services Agreement" for:

      Agreement No.       97-031 A
      Project Title:      Energy Conservation Services
      Facility Name:      Northern State Multi-Service Center
      Facility Address:   Sedro Woolley, Washington

A.       COMPENSATION FOR ENERGY SERVICES

As Compensation for developing and submitting a written Energy Audit Report and Energy Services Proposal, the ESCO shall be reimbursed in accordance with
Section 2.B., 2.C., and 2.D. of the Conditions of the Energy Services
Agreement.

Compensation for the audit phase and Energy Services Proposal(s) is based on the ESCO's Proposal dated January 14, 1997 with attached list of facility buildings and audits and shall not exceed:

Boiler Plant Automation        $11,000
Buildings on List              $41,000
                               -------
TOTAL                          $52,000

                              PROJECT CONDITIONS

There shall be separate Energy Services Proposals for the Boilers and the rest of the facility.

In the event that the ESCO fails to conduct a Detailed Energy Audit or fails to present to the Owner a written Energy Services Proposal within the time specified in Section B. of these Project Conditions and does not propose to finance the ESCO Equipment, the Owner may terminate the Energy Services Agreement.

Notwithstanding the attached Conditions of the Energy Services Agreement ("the Conditions") it is the understanding of the parties that all of the payments to the ESCO are dependent on energy savings grants, loans, and/or incentive payments from utilities and other Funding Sources and that ESCO shall be paid in accordance with the provisions of Section 5, paragraph B of the Conditions.

It is also the understanding of the parties that the Owner desires that ESCO guarantee Energy Savings and that ESCO provide ongoing monitoring services and that the cost of such guarantee and monitoring shall be paid using Energy Savings.

In the event that the Owner elects to finance the project in whole or in part, Owner reserves the right to amend the terms, or to add new terms, to the Conditions that Owner deems necessary to obtain financing.

ESCO fees for Owner financed project shall not exceed:

      8% of labor and materials for mechanical and control design
      6% of labor and materials for lighting and efficient motor design 4% of labor and materials for construction management
      4% of labor and materials for bonding
      15% of labor and materials for overhead and profit

Monitoring phase shall not exceed:

8% of savings for annual savings guarantee and engineering services commencing in year two.
The first year guarantee of savings in included in the ESCO's overhead and profit.

                              PROJECT CONDITIONS

B.       SCHEDULE FOR ENERGY SERVICES PROPOSAL COMPLETION

Energy Services Proposal for the boiler project is due within 60 calendar days after Authorization to Proceed. Energy Services Proposal for the building portion of the project is due within 90 calendar days after Authorization to Proceed.

C.       COST EFFECTIVENESS CRITERIA

The following criteria will be used by the Owner and the ESCO to determine the Cost Effectiveness of Energy Conservation Measures (ECM's) proposed in the Energy Services Proposal:

1.  Boilers

a) The ESCO must propose a boiler system upgrades in the ESCO's Energy Services Proposal which will be financed by the Owner. The upgrades must have a simple payback of five (5) years or less and may include labor and maintenance cost savings as well as energy savings in the financial analysis. Additional automation over and above the amount to be financed by the Owner must meet the criteria described in 2. below.

b)  The cost of the boiler system upgrades shall include the costs detailed in
    2c) below.

c) Monitoring costs must be paid from Energy Cost Savings as described in 2.d) below.

2.  Buildings and Grounds

a) The ESCO must propose to finance the Energy Conservation Measures in the ESCO's Energy Services Proposal and to be compensated only from utility grants and from Energy Cost Savings. The financing term may not exceed ten years.

b) Labor or maintenance cost savings shall not be included in Energy Cost Savings for the purpose of determining Cost Effectiveness.

c) The cost of the Energy Conservation Measure(s) shall include the cost of the Detailed Energy Audit, preparation of Energy Services Proposal, design, labor an materials, ESCO's construction management, ESCO's overhead and profit, bonding, commissioning, permits, taxes, training, equipment metering for monitoring and verification, and other costs which the ESCO and Owner may agree to.

d) Any monitoring cost the ESCO may incur to ensure energy savings are being achieved and equipment is performing must be paid from Energy Cost Savings.

                              PROJECT CONDITIONS

D.      MWBE UTILIZATION

The ESCO was selected for this project based on a commitment to include the involvement of certified Minority and Women Owned Business Enterprises (MWBE). The ESCO will document efforts to encourage the participation of certified MWBE's. The ESCO's goals for this project are based on the following percentage of the Energy Services Proposal:

     Minority Business Enterprise(s) To be determined as part of Energy Services Proposal

     Women Business Enterprise(s) To be determined as part of Energy Services Proposal

E.      INDOOR AIR QUALITY

Installation of Energy Conservation Measures shall not sacrifice acceptable indoor air quality. ESCO shall look for evidence of poor indoor air quality as part of the audit and design phases. Improvements shall be proposed which ensure that minimum outside air is supplied to occupied areas in accordance with the WASHINGTON STATE VENTILATION AND INDOOR AIR QUALITY CODE.

      (Note: Washington State Department of Labor & Industries is currently developing a WAC: INDOOR AIR QUALITY IN NON-INDUSTRIAL WORK ENVIRONMENTS. When this proposal becomes effective, this Item will reference the new standard.)

F.      WATER CONSERVATION

Water conservation opportunities in both buildings and grounds shall be aggressively investigated and analyzed. Water conservation opportunities will be described in the Energy Audit Report and Cost Effective water conservation projects will be included in the Energy Services Proposal.

G.      POWER QUALITY

The establishment of a power quality baseline and the maintenance of acceptable power quality before, during and after installation of Energy Conservation Measures (ECM's) shall be included in the scope of the Energy Services Proposal if sensitive equipment is served by transformers to which non-linear devices will be added.

                              PROJECT CONDITIONS


H.      STANDARDS OF COMFORT


The Standards of Comfort for the facility are as follows:

1.  Indoor Temperatures:

Occupied:
   Winter Minimum - 68 degrees F
   Winter maximum - 74 degrees F
   Summer Minimum - 73 degrees F (where mechanical cooling systems are employed) Summer Maximum - 74 degrees F (where mechanical cooling systems are employed)

Unoccupied:
   Minimum - 40 degrees F
   Maximum - 85 degrees F (where mechanical cooling systems are employed)

2.  Relative Humidity:  (If humidity control provided)

   Minimum - 40%
   Maximum - 60%

3.  Minimum outside air per occupant:

In accordance with ASHRAE standards and WASHINGTON STATE VENTILATION AND INDOOR AIR QUALITY CODE

4.  Illumination Levels:

Illumination levels shall be as recommended by the Illuminating Engineer's Society (IES) and shall be calculated using a 70% lamp depreciation/maintenance factor.

                                 ESCO PROPOSAL
                               JANUARY 14, 1997
                           REVISED FEBRUARY 11, 1997

This proposal is submitted to the State of Washington, Department of General Administration, Division of Engineering and Architecture (the "State") for energy conservation measure implementation at the Northern State Multi Service Center at Sedro Woolley, Washington. Onsite Energy Corporation ("Onsite") having been selected by the State to provide ESCO services at the above facility, makes the following proposal:

Onsite will proceed with the energy analysis and audit, feasibility study, conceptual design and financial proposal for applicable energy efficiency technologies at the Sedro Woolley Multi Service Facility. The scope of services to be performed by Onsite will be:

      1. Conduct an energy audit and analysis of the facility's lighting systems for all of the buildings listed on attachment 1. The audit will be presented in a spread sheet format listing the existing lighting, the recommended improvements, the savings to be achieved, and the fixed price quote to implement the changes.

      2.  Conduct an energy audit and analysis of all of the facility's 3 HP
and above motors and                                                  determine
where energy savings can be obtained by replacing the motors with variable frequency drives, energy efficient motors, and/or down sizing the motors. The audit will be in a spread sheet format with a listing of the existing conditions, the recommended changes, the energy savings to be achieved, and the fixed price quote to implement the changes.

      3. Conduct an energy audit and assessment of selected buildings in the facility, as noted on attachment 1, to determine what HVAC energy conservation changes are recommended. The energy assessment will include a spread sheet/bin model of the facilities, the existing conditions, recommended changes, estimated existing energy usage, the energy savings, and the fixed price quote to implement the changes.

      4. Conduct an energy audit and assessment of the boiler operation to determine what energy measures can be effectively implemented. The assessment will include at least the following options:

            a. Installation of a new automated boiler to operate as the primary source of steam.

            b. Installation of two new automated boilers to provide the total source of steam for summer and winter operation.

            c. Installation of a new stack on one of the 16,000 pph existing boilers with O2 control modifications to the existing control system.

            d. Installation of new O2 controls to the existing stack/breaching system for one of the existing 16,000 pph boilers with modifications to the existing control system.

      5. Present a proposal to the State within 60 days from notice to proceed to include a construction and funding plan with financing provided through Onsite for those ECMs whose simple payback is seven (7) years or less. Also included will be descriptions of the operation of the recommended changes and a project management plan including a project schedule, identification of the permitting requirements, the guaranteed savings, and a verification and monitoring program.

If the proposal presented in the scope of work does not include any ECMs that Onsite is willing to finance based on a seven year simple pay back, then the State does not have any obligations to Onsite for the audit, analysis, and proposal work completed by Onsite. If however, Onsite is willing to provide financing for ECMs that have a simple payback of seven years or less and Onsite is willing to guarantee the savings for these ECMs, then the State agrees to enter into an agreement with Onsite to permit Onsite to proceed with the implementation of the recommended ECMs. If the State decides not to permit Onsite to implement the recommended ECMs, then the State agrees to compensate Onsite $41,000 for the audit and analysis of the facility's buildings and $11,000 for the audit and analysis of the boiler systems.

In the agreement to proceed with the implementation of the ECMs, Onsite agrees to provide to the State copies of Onsite's insurance certificates as indicated in the December 6, 1996 transmittal from the State to Onsite. Prior to commencement of construction, Onsite will provide a construction performance bond in the form requested by the state in its transmittal of December 6, 1996.

In connection with this proposal, Onsite shall provide to the State certain confidential information regarding the business (including but not limited to marketing, sales, financial, operating and performance information). The State agrees to (i) hold in confidence and not disclose such confidential information to any third party without prior written consent of Onsite: and (ii) use such confidential information only for the purposes of deciding on the implementation of the ECMs. Onsite will identify the material which is deemed to be confidential and this material will be separate from the energy services proposal.

This proposal is good until April 14, 1997.

Signed By:
ONSITE ENERGY CORPORATION


/s/ Hugh E. Schall
Hugh E. Schall, PE
Vice President

Attachment  1.  List of Facility Buildings and Audits

                                 ATTACHMENT 1
                           BUILDINGS AUDIT COMMENTS

BUILDING               Lighting     Motor    HVAC           REMARKS
                        AUDIT       AUDIT    AUDIT

#2 Coleman               Yes         Yes     No        Tamper proof fixtures
#4 Douglas               No          Yes     Yes       New lighting installed
# 10 Recreation Bldg.    Yes         Yes     No        Hot Water Boiler Review
#12 Smith                Yes         Yes     Note 1    Dormitory
#13 Kitchen              Yes         Yes     No
#14 Hub Ground Floor     No          No      No        Upper floor not used
#15 Thompson             Yes         Yes     Note 1    Dormitory
#16 Valdez               Yes         Yes     Note 1    Dormitory
#17 Wilks                Yes         Yes     Note 1    Dormitory
#19 Powerhouse           Yes         Yes     Note 2    Separate boiler audit
#22 Plumbing Shop        Yes         Yes     No
#23 Carpender Shop       Yes         Yes     No
#24 Paint Shop           Yes         Yes     No        Clerical class rooms
#25 Planer Shop          No          No      No        Being remodeled
#26 VST Building         Yes         No      No
#27 Commissary           Yes         Yes     No
#28 Garage               Yes         Yes     No
#30 Cultural Center      Yes         Yes     No        Direct gas fired heat
#31 Trades Building      Yes         Yes     No
#32 Admin. Bldg.         Yes         Yes     Yes
#33 Landscape Classrms   Yes         Yes     No        All electric heat
#34 Cottage #6 Security  No          No      No        All electric
#42 Apt Building A       Yes         No      No        Hot water boiler heat
#43 Apt Building B       Yes         No      No        Hot water boiler heat
#45 Cottage # 7          No          No      No        Residential, Steam heat
#46 Cottage # 8          No          No      No        Residential, Steam Heat
#47 RSN Building         No          No      No        Independent entity
Yard Lighting            Yes         No      No

NOTE 1: Only one of the dormitories will be analyzed. The energy consumption of the other buildings will be estimated based on square footage from the model.

NOTE 2:A separate analysis will be conducted of the boiler operations including the instrument air system.

                                 STATE OF WASHINGTON

                       DEPARTMENT OF GENERAL ADMINISTRATION

                DIVISION OF ENGINEERING AND ARCHITECTURAL SERVICES


                                CONDITIONS OF THE

                           ENERGY SERVICES AGREEMENT

TABLE OF CONTENTS

SECTION TITLE

1     Definitions

2     Energy Services Proposal

3     Installation and Operation of ESCO Equipment

4     Energy Baseline Modifications

5     Payment for ESCO Equipment and Services

6     Agreement Term

7     Equipment Maintenance and Owner Training

8     Equipment Operation

9     Assignment of Contract

10    Prevailing Wages

11    Equipment Insurance

12    Liability Insurance

13    Bonding

14    Indemnification

15    Events of Default

16    Termination for Convenience of Owner

17    Mediation and Arbitration

18    Choice of Law

19    Representations and Warranties

20    Agreement Subject to Legislative Appropriation

                            ATTACHMENT:  BOND FORM

                                   SECTION 1
                                  DEFINITIONS

A. Addendum" means a written modification to the Energy Services Agreement, authorized and signed by the Owner, ESCO and the Facility. The purpose of the Addendum shall be the incorporation of the ESCO's Energy Services Proposal(s) and other modifications to the Energy Services Agreement that are agreed to by all parties.

B. "Baseline Energy Consumption" for any Billing Period means the Energy Consumption that would have been incurred by the Facility but for the ESCO Services and ESCO Equipment, as calculated by utilizing the data, methodology and variables set forth in the Energy Services Proposal.

C. "Billing Period" means the time period as set forth in the Energy Services Proposal (e.g. month, quarter, year) which will be used to calculate Energy Savings for the Facility.

D. "Construction Cost" means the actual cost of purchasing and installing the ESCO Equipment as demonstrated by the installation price quotes or construction contracts.

E. "Cost Effective" ESCO Equipment, ESCO Services, and Energy Conservation Measures(ECMs) means Equipment, Services, and ECMs that meet the economic criteria described in Project Conditions.

F. "Detailed Energy Audit" means the Facility energy analysis conducted by the ESCO to identify Cost Effective ECMs and to facilitate preparation of the Energy Services Proposal.

G. "Energy Services Agreement" means the signed Agreement, Project Conditions and authorized Addenda.

H. "Energy Services Proposal" means the energy conservation report and financial proposal required by Section 2 of these Conditions. The negotiated Energy Services Proposal(s) will be incorporated into the Energy Services Agreement by execution of Addenda.

I. "ESCO Equipment" means the equipment installed or caused to be installed by the ESCO, as set forth in the Energy Services Proposal.

J. "ESCO Service" means all the services to be provided by the ESCO, as set forth in the Energy Services Proposal.

K. "Energy Audit Documentation" means an appendix to the Energy Services Proposal describing the findings of the Detailed Energy Audit. The appendix will provide detailed documentation of field work for the Detailed Energy Audit, calculation input and output in support of the recommendations made in the Energy Services Proposal, economic and engineering assumptions, sketches, floor plans and any other information developed in the course of the Audit.

L. "Energy Consumption" means the amount of electrical energy and demand, natural gas, oil, propane, or other fuel, consumed in the Facility in any Billing Period, as calculated by utilizing the data, methodology and variables set forth in the Energy Services Proposal. Energy consumption may also include other utilities such as water and sewer.

M. "Energy Conservation Measure (ECM)" means an installation or modification of an installation in a facility which is primarily intended to reduce Energy Consumption or to allow use of an alternative energy source and includes ESCO Equipment.

N. "Energy Cost Savings" means savings in units of consumption (e.g. kWH, kW demand, therms, gallons) in a Billing Period times the cost per unit of consumption for the Billing Period, as set forth in the Energy Services Proposal.

O. "Energy Equipment" means equipment or structural components that influence Energy Consumption in the Facility.

P. "Energy Savings" means, for each form of energy for each Billing Period, the difference between the Baseline Energy Consumption for that Billing Period and the Energy Consumption actually incurred in that Billing Period as set forth in the Energy Services Proposal.

Q. "Existing Equipment and Operating Conditions" means the Energy Equipment and operating conditions that are identified in the Energy Services Proposal as existing at the time of the Energy Services Proposal.

R. "Facility" means the building(s) or facility(s) included in the Energy Services Agreement and described in the Energy Services Proposal.

S. "Funding Source" means the private or public entity, other than the ESCO, providing funding for the project. Funding Sources may include utilities, federal agencies, state agencies, or local entities. The Funding Sources may provide funding in the form of budgeted funds, grants, loans, and/or long-term incentive payments.

T. "Maximum Allowable Project Cost" means the guaranteed not-to-exceed cost of purchasing and installing the ESCO Equipment, as set forth in the Energy Services Proposal, including, but not limited to, the cost of preparing the Energy Services Proposal and associated engineering and construction management costs.

U. "Notice of Commencement of Energy Cost Savings" means written notice from the ESCO to the Owner that the ESCO has substantially completed installation of ESCO Equipment and/or that it has provided ESCO Services and that such equipment or services are now providing Energy Savings sufficient for the Owner to begin making payments as set forth in the Energy Services Proposal.

V. "Project Conditions" means those Facility specific conditions or constraints described in the Energy Services Agreement, including the Cost Effectiveness criteria; the agreed upon ESCO fee for the Energy Services Proposal; the Schedule of Performance; and, other conditions included in the Energy Services Agreement.

W. "Termination Value" means the amount that the Owner may pay to the ESCO in any year to terminate the Energy Services Agreement, as set forth in the Energy Services Proposal.

X. "Payback" means the cost of the project including audit, design, construction and management costs divided by the annual Energy Cost Savings. The project cost is not offset by any utility contribution for the purposes of this calculation.


                                   SECTION 2
                           ENERGY SERVICES PROPOSAL

A. ESCO shall undertake a Detailed Energy Audit of the Facility at its sole expense. The Energy Audit shall identify all cost effective Energy Conservation Measures as specified in the Project Conditions. ESCO shall present to the Owner a written Energy Services Proposal, including the Energy Audit Documentation, within the time specified in the Project Conditions and commencing on the date of the Authorization to Proceed. The Energy Services Proposal shall set forth at least the following:

1. A description of the Facility and a description of those buildings and systems which shall receive ESCO Equipment and ESCO Services;

2. The Cost Effective ECMs to be installed or caused to be installed by the ESCO and a description of the ECM's analyzed but disqualified under the cost effectiveness criteria.

3. The services that the ESCO will perform or cause to be performed on or in the Facility, including but not limited to engineering, construction management, the operations and maintenance procedures for use on ESCO Equipment, training for Facility personnel, providing warranty service, and equipment maintenance;

4. The Maximum Allowable Project Cost, itemized in detail, which may be amended to represent actual costs;

5. Recommendations for replacement of Existing Equipment, along with recommendations for improvements to Existing Equipment and Operating Conditions;

6.    The standards of comfort and service appropriate for the Facility;

7. The Baseline Energy Consumption for the Facility, including the data, methodology and variables used to compute the Baseline, and the Baseline calendar period which shall not be less than twelve (12) months;

8. The estimated Energy Savings and Energy Cost Savings that are expected to result from the installation of the ESCO Equipment and from the ESCO Service, and an explanation of the method used to make the estimate;

9. The method by which Energy Savings and Energy Cost Savings will be calculated during the term of the Energy Services Agreement;

10. A description of how the ESCO will finance its acquisition of the ESCO Equipment and when title to the ESCO Equipment will pass to the Owner;

11. A description of how the Energy Cost Savings will be guaranteed by the ESCO;

12.   A description of how the ESCO proposes to be compensated;

13.   The term of the Energy Services Agreement;

14. The Termination Value for each year during the term of the Energy Services Agreement;

15.   The schedule for project completion;

16. The nature and extent of the work and equipment that the ESCO anticipates it will receive from other firms under subcontract.

B. The parties intend for the ESCO to be compensated for the Energy Services Proposal out of Energy Cost Savings and utility company payments, as provided under Section 5, if the parties can agree on the content and form of the Energy Services Proposal. Agreement on the content and form of the Energy Services Proposal will be evidenced by executing an Addendum to the Energy Services Agreement.

C. Notwithstanding paragraph B. of this section, the Energy Services Agreement shall terminate and there will be no compensation for the Energy Services Proposal unless the ESCO proposes in the Energy Services Proposal to:

1.    Finance and install, or cause to be installed, Cost Effective ECMs; and,

2. Be compensated only out of Energy Cost Savings and utility payments during the term of the Energy Services Agreement; and,

3. Provide ESCO Equipment and ESCO Services which maintain standards of comfort and service acceptable to the Owner.

D. If the ESCO meets the conditions of paragraph C. of this section and the Owner requests changes to the Energy Services Proposal, the parties shall in good faith negotiate the requested changes and shall modify the Energy Services Proposal accordingly. If the parties cannot agree on a modified Energy Services Proposal within one hundred twenty (120) days after the Owner's receipt of the Energy Services Proposal, the Energy Services Agreement shall be deemed terminated, and the Owner shall pay to the ESCO not more than the amount specified in the Project Conditions, as compensation for the preparation of the Energy Services Proposal. Such payment shall entitle the Owner to utilize the Energy Services Proposal for its benefit after termination of the Energy Services Agreement.

E. If the ESCO fails to conduct a Detailed Energy Audit or fails to present to the Owner a written Energy Services Proposal within the time specified in the Project Conditions or if such Proposal does not include Cost Effective ESCO Services and ECMs, the Energy Services Agreement may be terminated by the Owner. The ESCO shall pay to the Owner an amount specified in the Project Conditions and there will be no compensation to the ESCO.

F. To enable the ESCO to prepare the Energy Services Proposal, the Owner will provide:

1.    Access to the Facility for the ESCO's staff;

2. The Facility's energy bills for the two year period immediately preceding the execution of the Energy Services Agreement;

3. Data on the Facility's variables, such as occupancy rate, which may affect the Facility's Energy Consumption;

4. Any energy audits that have been conducted within the last five years;

5. A description of the energy management practices presently in use at the Facility; and,

6. A description of future plans for the Facility including planned remodels, additions, demolition and other major Facility changes.

G. Following the submission of the Energy Services Proposal, the Owner and the ESCO shall meet to decide how subcontractors, if any, will be selected. For all subcontractors, final selection and price will be subject to the Owner's approval before a contract is awarded, which approval shall not be unreasonably withheld.

H. It is the intent of the parties to hold periodic meetings between the ESCO and the Owner to review the ESCO's progress under the Energy Services Agreement, to agree on any re-direction, to coordinate any outside work with the schedule of the Facility, and to generally maintain quality control. Owner will designate one overall project manager and one employee located at the facility to coordinate ESCO's activities under the Energy Services Agreement. Owner will designate the areas of authority of each. ESCO shall be entitled to rely upon statements or decisions made by such persons for all purposes under the Energy Services Agreement.

I. Design review meetings shall be held at the Design Development (DD, 50% complete) and Construction Documents (CD, ready for bid) stages. ESCO shall provide two (2) complete sets of documents for Owner review at the
      DD and CD phases.   A fourteen (14) calendar day review period shall be
      allowed at the DD and CD phases for ESCO quality control and to receive Owner's comments. An additional seven (7) calendar days (beyond the review period) shall be allowed for incorporation of Owner comments.

                                   SECTION 3
                 INSTALLATION AND OPERATION OF ESCO EQUIPMENT

A. Within the period provided for completion and within the Maximum Allowable Project Cost as set forth in the Energy Services Proposal, the ESCO shall:

      1. Implement the ESCO Services; and

      2. Acquire and install the ESCO equipment, or cause the ESCO equipment to be installed.

B. If, after the date the Energy Services Proposal becomes a part of the Energy Services Agreement, the ESCO desires to add to the ESCO Services or the ESCO Equipment a component that is not identified in the initial Energy Services Proposal, the ESCO shall identify that component in a supplement to the Energy Services Proposal, which upon the written agreement of the Owner shall be added to the Energy Services Proposal as an Addendum to the Energy Services Agreement.

C. Once a piece of ESCO Equipment is installed at the Facility, the Owner may not thereafter refuse to allow the ESCO Equipment to operate unless there is an emergency or the ESCO commits an event of default under
      Section 15.

D. The Owner will allow the ESCO to have access to the Facility in order to provide ESCO Services, to review Owner's operating methods and procedures, and to monitor the ongoing duties and obligations of Owner and ESCO under the Energy Services Agreement. In the event that title to the ESCO Equipment remains with the ESCO during the term of the Energy Services Agreement, the Owner will provide mutually satisfactory rent free space for the ESCO Equipment.


                                   SECTION 4
                         ENERGY BASELINE MODIFICATIONS

A. The Baseline Energy Consumption data, methodology and variables set forth in the Energy Services Proposal may be modified if the Energy Consumption of the Facility changes due to:

      1.  A change in the operating hours of the Facility;

      2.  A change in the occupancy of the Facility;

      3.  Building additions, remodels or closures;

      4. A change in the Facility's Energy Equipment or operating parameters other than the ESCO Equipment;

      5. Energy Equipment other than ESCO Equipment malfunctions, or is repaired or replaced in a way that increases or decreases Energy Consumption;

      6. Other actions taken by the Owner that may reduce or increase Facility energy use; or,

      7. An error in the original Baseline is discovered. If such an error is discovered, the change shall be retroactive.

B. The Owner will notify the ESCO of any change in the Facility's Existing Equipment or Operating Conditions that may reasonably be expected to cause the Facility's annual Energy Consumption to change, within fifteen
      (15) days of the time that the change becomes known to the Owner, with confirmation in writing to the ESCO within thirty (30) days.

C. Baseline Energy Consumption modifications will be accomplished through negotiation between the Owner and the ESCO. Each party shall bear its own costs in these negotiations. If the parties cannot agree, the parties shall follow the procedures described in Section 17, Mediation and Arbitration.


                                   SECTION 5
                    PAYMENT FOR ESCO EQUIPMENT AND SERVICES

The Owner may use any combination of the following payment options to discharge its obligations under the Energy Services Agreement.

A. In the event that ESCO finances or causes the project to be financed, in whole or in part, ESCO may be paid using Energy Cost Savings as follows:

1. Payment to ESCO will begin after ESCO delivers, and Owner accepts, in writing, the Notice of Commencement of Energy Cost Savings. The Notice shall be written notification to the Owner that the ESCO has substantially completed installation of ESCO Equipment and/or that it has provided ESCO Services and that such Equipment or Services are now providing Energy Savings sufficient for the Owner to begin making payments as set forth in the ESCO's Energy Services Proposal.

2. The Owner will instruct each of its energy suppliers to provide the ESCO with the Facility's energy bills or will otherwise provide the ESCO with the energy bills within fourteen (14) calendar days of the date the bills are received by the Owner.

3. The ESCO shall calculate the Energy Savings and Energy Cost Savings for each form of energy in accordance with the compensation arrangement set forth in the Energy Services Proposal.

4. At any point the Owner may challenge the Energy Savings or Energy Cost Savings calculations made by the ESCO. If the parties cannot agree, the parties shall attempt mediation. If the parties still cannot agree, the parties shall follow the procedures described in Section 17, Mediation and Arbitration.

5. Within thirty (30) days after each anniversary of the date the Owner begins making payments to the ESCO, ESCO shall effect an annual reconciliation of Energy Cost Savings achieved in the Facility during the previous year. The annual reconciliation of Energy Cost Savings, including the data and methodology used to calculate the savings, shall be documented in a written report and provided to the Owner not more than thirty (30) days after the ESCO received the Facility's last monthly energy bill for the twelve (12) month period being reported.

      In the event that the actual savings are less than the amount guaranteed by the ESCO as stated in the ESCO's Energy Services Proposal, ESCO shall pay Owner the difference between the guaranteed amount and the actual amount within thirty (30) days of submittal of the ESCO's annual reconciliation report.

6. The payments to ESCO under the Energy Services Agreement are due and payable within thirty (30) days of the date the Owner receives the invoice.

B. In the event that all or a portion of the payments to the ESCO are dependent on grants, loans and/or incentives from utilities or other Funding Sources, ESCO may be paid using the grant, loan and/or incentive payments from these Funding Sources as follows:

1. Payments to ESCO will begin after ESCO delivers, and Owner and Funding Source accepts, in writing, the Notice of Commencement of Energy Cost Savings. The Notice shall be the written notification to the Owner and the Funding Source that the ESCO has substantially completed the installation of ESCO Equipment and/or that it has provided ESCO Services and that such Equipment or Services are now providing Energy Savings sufficient for the Funding Source to begin making payments.

2. The portion of the payments to the ESCO that are dependent on these Funding Sources shall be due and payable within thirty (30) days of the date Owner receives the grant, loan and/or incentive funds.

3. Construction progress payments may be made in accordance with the terms of the Funding Source. In no event, however, will progress payments exceed 95% of the total in place construction.

4. Owner will retain 5% of the amount of each progress payment until forty-five (45) days after the acceptance of the final Notice of Commencement of Energy Cost Savings and receipt of all documents required by law or the Energy Services Agreement.

C. In the event that ongoing monitoring services are required to provide the Energy Savings Guarantee, ESCO may be paid using Energy Cost Savings in accordance with the provision of paragraph A. 1. through A. 6.


                                   SECTION 6
                                AGREEMENT TERM

The Energy Services Agreement shall run consecutively from the date of the Authorization to Proceed, and shall terminate as defined in the Energy Services Proposal unless the Energy Services Agreement is terminated sooner under Sections 2.C., 2.D., 2.E., 15, 16, or unless the Owner chooses to terminate the Agreement sooner by paying the ESCO the Termination Value upon ninety (90) days prior written notice.


                                   SECTION 7
                   EQUIPMENT MAINTENANCE AND OWNER TRAINING

A. The ESCO shall provide the maintenance and training services set forth in the Energy Services Proposal.

B. If Energy Equipment other than ESCO Equipment breaks down, the Owner will be responsible for arranging and paying for its repair or replacement. The ESCO shall have the right to inspect the repaired or replaced Energy Equipment.

                                   SECTION 8
                              EQUIPMENT OPERATION

The ESCO shall at all times attempt to attain the maximum Energy Savings from the Facility's Energy Equipment. However, the ESCO shall, under no circumstances, operate and maintain any Energy Equipment in a manner that reduces the Facility's standards of comfort, health and safety.

                                   SECTION 9
                            ASSIGNMENT OF CONTRACT

The ESCO may not assign or transfer its rights and obligations stated herein without the prior written consent of the Owner. The ESCO may not assign or sell any financing contracts used to fund the ESCO Energy Equipment and/or ESCO Services without the prior written consent of the Owner.


                                  SECTION 10
                               PREVAILING WAGES

The ESCO, its subcontractors and agents shall pay wages to all employees performing work under the Energy Services Agreement which shall not be less than the prevailing wages for such work as set forth by the Washington State Department of Labor and Industries for the county in which the work is performed. The ESCO, its subcontractors and agents shall be solely responsible for determining wage classifications and shall pay all penalties for violations thereof.

                                  SECTION 11
                              EQUIPMENT INSURANCE

Owner represents and warrants that in state-owned facilities it is self-insured and assumes the risk of loss, theft or damage to the ESCO Equipment, whether or not covered by insurance and no such loss, theft or damage shall relieve the Owner of its obligations hereunder. In the event of loss, theft or damage to the ESCO Equipment or other acts which may render the ESCO Equipment unserviceable, the Owner shall promptly notify ESCO and shall place such ESCO Equipment in good condition or working order or replace such ESCO Equipment with like equipment in good condition and working order and furnish ESCO with necessary documents to provide ESCO with title or security interest in such equipment. This Owner obligation shall not apply to liability, losses, claims and damages caused or created by ESCO, its agents, officers, employees, or subcontractors.

                                  SECTION 12
                              LIABILITY INSURANCE

A. Prior to commencement of any construction, the ESCO shall obtain all the insurance required by this section. Further, the ESCO shall not allow any subcontractor to commence work on a matter related to the Energy Services Agreement until the subcontractor has obtained similar insurance. Companies and agents writing the insurance required under this section shall be licensed to do business under Chapter 48 RCW or comply with the Surplus Lines Law of the State of Washington. Insurance carriers providing insurance shall be rated "A + VII" or better by A.M. Best and ratings shall be indicated on the insurance certificates.

B. ESCO shall maintain the following insurance coverage during the work and for a period of one year after the Owner accepts the work.

      1. General liability on the ISO 1986 New Occurrence Form, or its equivalent, which shall include:

            a.    Completed operations / products liability;
            b.    Explosion, collapse, and underground; and
            c.    Employer's liability coverage.

      2. Automobile liability.

C. The ESCO shall comply with the Washington State Industrial Insurance Act, and, if applicable, the Federal Longshoremen's and Harbor Worker's Act, and the Jones Act.

D. All insurance coverages shall protect against claims for damages for personal and bodily injury or death, as well as claims for property damage, which may arise from operations in connection with the work whether such operations are by ESCO or any ESCO subcontractor.

E. All insurance coverages shall be endorsed to include the Owner as an additional named insured.

F.    The coverage limits shall be as follows:

1. Limits of Liability shall not be less than $1,000,000 Combined Single Limit for Bodily Injury and Property Damage (other than Automobile liability) Each Occurrence; Personal Injury and Advertising Liability Each Occurrence.

2.    $2,000,000 Combined Single Limit Annual General Aggregate.

3.    $2,000,000 Annual Aggregate for Products and Completed Operations
      Liability.

4. $1,000,000 Combined Single Limit for Automobile Bodily Injury and Property Damage Liability, Each Accident or Loss.

G. All insurance certificates shall specifically require forty-five (45) days prior written notice to Owner of cancellation or any material change, except thirty (30) days for Surplus Lines insurance.


                                  SECTION 13
                                    BONDING

The ESCO shall provide a payment and performance bond in the amount of 100% of the construction cost, as defined in the Energy Services Agreement Addendum. The amount shall include all authorized changes and state sales tax. The Bond shall be in the form attached to these "Conditions." The Contract listed on the bond form shall be the Addendum No. and Agreement No. which incorporates the work and the "Contract Date" shall be the date of the Addendum. The full and just sum of the Bond shall be as defined in the Energy Services Agreement Addendum and shall include the actual cost of purchasing and installing the ESCO Equipment, job superintendent and state sales tax. The Bond shall specifically exclude coverage for those portions of the Energy Services Agreement and/or Energy Services Agreement Addendum pertaining to design services, energy cost savings guarantee, maintenance guarantee, utility incentives, efficiency guarantees, and any other clauses which do not relate specifically to construction management and supervision of work for purchasing and installing of ESCO Equipment, or for work to be accomplished by the Owner. The Bond shall be with a Surety or Bonding Company that is registered with the State of Washington Insurance Commissioner's Office.


                                  SECTION 14
                                INDEMNIFICATION

A. The ESCO shall indemnify, defend and hold the Owner harmless from any and all claims, actions, costs, expenses, damages and liabilities, including attorney's fees, arising out of, connected with or resulting from negligence or misconduct of the ESCO, agents, officers, employees, or subcontractors in connection with its activities within the scope of the Energy Services Agreement. The duty to indemnify will continue in full force and effect notwithstanding the expiration or early termination of the Energy Services Agreement with respect to any claims based on facts or conditions which occurred prior to the termination.

B. If the claims, actions, costs, expenses, damage or liabilities, as provided in paragraph A. of this section, are caused by or result from the concurrent negligence of the Owner or its agents or employees, and the ESCO, its agents, officers, employees, or subcontractors; the indemnity provisions provided in paragraph A. shall be valid and enforceable only to the extent of the ESCO's negligence.

C. The ESCO shall further hold harmless the Owner from all fees, taxes, and assessments which may be levied upon or with respect to the ESCO Equipment installed under the Energy Services Agreement, and shall hold the Owner harmless from any other charges which may be imposed or incurred by any public or private authority with respect to the ESCO or its operation.


                                  SECTION 15
                               EVENTS OF DEFAULT

A. Each of the following events or conditions shall constitute an "Event of Default" by the Owner:

1.    Any failure by the Owner to pay the ESCO compensation as required by
      Section 5 within a period of ninety (90) days after the Owner receives the invoice;

2. Any intentionally false or misleading material representation or warranty furnished by the Owner in connection with the Energy Services Proposal or the Energy Services Agreement;

3. The Baseline Energy Consumption is reduced, through changes in the Existing Equipment or Operating Conditions, such that energy savings as guaranteed by ESCO cannot be produced and Owner fails to pay the ESCO as set forth in the Energy Services Proposal; or

4. Any material failure by the Owner to comply with the terms and conditions of the Energy Services Agreement, including breach of any covenant contained herein, providing that such failure continues for thirty (30) days after notice to the Owner requesting that such failure to perform be remedied, or if a remedy cannot be effected in such thirty (30) days, with a good faith effort by the Owner to perform in that period and diligent subsequent performance.

B. Each of the following events or conditions shall constitute an "Event of Default" by the ESCO;

      1. The ESCO fails to propose to finance Cost Effective ECMs;

      2. The ESCO fails to provide an energy cost savings guarantee in the Energy Services Proposal;

3. The ESCO fails to submit an Energy Services Proposal within the time specified in the project conditions or fails to install the ESCO Equipment or provide the ESCO services within the schedule for project completion specified in the Energy Services Proposal;

4. The ESCO fails to produce the guaranteed energy savings and fails to pay the Owner the guarantee payment as set forth in the Energy Services Proposal, in any consecutive twelve (12) month period during the term of the Energy Services Agreement.

5. The standards of comfort and service set forth in the Energy Services Agreement are not provided due to failure of the ESCO to maintain, repair, or adjust the ESCO Equipment, or failure to provide other ESCO Services as described in the Energy Services Proposal and said failure continues for thirty (30) days after written notice to the ESCO without good faith efforts by ESCO to make the necessary repairs or adjustments.

6. Any intentionally false or misleading material representation or warranty furnished by the ESCO in connection with the Energy Services Proposal or the Energy Services Agreement;

7. Any material failure by the ESCO to comply with the terms and conditions of the Energy Services Agreement, including breach of any covenant contained herein, providing that such failure continues for thirty (30) days after notice to the ESCO requesting that such failure to perform be remedied, or if a remedy cannot be effected in such thirty days, with a good faith effort of the ESCO to perform in that period and diligent subsequent performance.

C. Upon the occurrence of an event of default by the Owner, ESCO may exercise all remedies at law or at equity or other appropriate proceedings for recovery of amounts due and owing and unpaid by the Owner for damages and/or for specific performance; and if the Energy Services Proposal provides that ESCO shall retain title to the ESCO Equipment during the term of the Energy Services Agreement, without recourse to legal process, terminate the Energy Services Agreement by delivery of a notice declaring termination and remove the ESCO Equipment.

D. In the event of default by the ESCO, the Owner may exercise all remedies available at law or at equity including bringing action for recovery of amounts due to the Owner for damages and/or specific performance. Also, the Owner may exercise its option to terminate the contract by paying the Termination Value to the ESCO, without the otherwise required ninety (90) day notice. Further, if the Energy Services Proposal provides that ESCO shall retain title to the ESCO Equipment during the term of the Energy Services Agreement, the Owner may, without recourse to the legal process, terminate the Energy Services Agreement by delivery of notice declaring termination, whereupon the ESCO shall remove the ESCO Equipment and reconnect and restore the Owner's original equipment or equivalent to the condition which existed prior to the inception of the Energy Services Agreement, normal wear and tear excepted.

E. In the event of default by the Owner, the Owner shall be liable to the ESCO, as liquidated damages in lieu of all other claims for damages, the Termination Value as set forth in the Energy Services Proposal.

F. In the event of default by the ESCO, in addition to other damages, the ESCO shall be liable to the Owner for energy savings that would have occurred over the term of the Energy Services Agreement, but for default, which shall be determined based on the estimated Energy Cost Savings described in the Energy Services Proposal.


                                  SECTION 16
                     TERMINATION FOR CONVENIENCE OF OWNER

A. The Owner may, upon written notice, terminate (without prejudice to any right or remedy of Owner) the Energy Services Agreement.

B. Unless Owner directs otherwise, after receipt of a written notice of termination, ESCO shall promptly:

1. Stop performing work on the date and as specified in the notice of termination;

2. Place no further orders or subcontracts for materials, equipment, services, or facilities;

3. Cancel all orders or subcontracts, upon terms acceptable to Owner, to the extent they relate to the performance of work terminated;

4. Assign to Owner all of the right, title, and interest of ESCO in all orders and subcontracts;

5. Take such action as may be necessary or as directed by Owner to preserve and protect the work, project site, and any other property related to this project in which the Owner has an interest; and

6.    Continue performance only to the extent not terminated.

C. If Owner terminates the work or any portion thereof for convenience, ESCO shall be entitled to make a request for an equitable adjustment for its reasonable direct costs incurred prior to the effective date of termination, plus a reasonable allowance for overhead and profit on work performed prior to termination, plus the reasonable administrative costs of the termination, but shall not be entitled to any other costs or damages, whatsoever, provided however, the total sum payable upon termination shall not exceed the Energy Services Agreement value reduced by prior payments.

                                  SECTION 17
                           MEDIATION AND ARBITRATION

The ESCO and Owner shall attempt to settle through mediation any controversy or claim arising out of or in relation to the Energy Services Agreement or the refusal to perform the whole or part thereof. Negotiation or mediation shall be conducted under the Voluntary Construction Mediation Rules of the American Arbitration Association. If mediation fails to settle the controversy or claim, it shall be settled by arbitration in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association. If the parties cannot agree on an arbitrator, he or she shall be chosen by the Presiding Judge of the Thurston County Superior Court. Judgment upon the award rendered by the arbitrator may be entered in the courts of the State of Washington or in any other court having jurisdiction thereof. The prevailing party at arbitration shall be entitled to reasonable attorney's fees and costs, as well as other reasonable costs that are incurred as a result of the controversy or claim.


                                   SECTION 18
                                 CHOICE OF LAW

The Energy Services Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of Washington. In case of any lawsuit, venue will be in Thurston County.


                                  SECTION 19
                        REPRESENTATIONS AND WARRANTIES

Each Party warrants and represents to the other that:

A. It has all requisite power, authority, licenses, permits, and franchises, corporate or otherwise, necessary to execute and deliver the Energy Services Agreement and to perform its obligations;

B. Its execution, delivery and performance of the Energy Services Agreement has been duly authorized by, and is in accordance with, its organic instruments, and the Energy Services Agreement has been duly executed and delivered for it by the signatories and constitutes its legal, valid and binding obligation;

C. Its execution, delivery and performance of the Energy Services Agreement will not result in a breach of or violation of or constitute a default under any agreement, lease or instrument to which it is a party or by which it or its properties may be bound to be affected; and

D. It has received no notice nor, to the best of its knowledge, is there pending or threatened any notice, decree, award, permit or order which would materially adversely affect its ability to perform hereunder.


                                  SECTION 20
                AGREEMENT SUBJECT TO LEGISLATIVE APPROPRIATION

A. The Owner's obligation to pay any amounts due under the Energy Services Agreement or to perform any covenants requiring or resulting in expenditure of money are contingent and expressly limited to the extent of legislative appropriations made to fund the Facility and its obligations. Nothing contained in any other Section of the Energy Services Agreement shall be construed as creating any monetary obligation on the part of the Owner beyond such current and specific legislative appropriations.

B. In the event that the Legislature fails to appropriate the funds necessary to continue the Energy Services Agreement, the Energy Services Agreement shall be terminated as to the end of the last fiscal year for which such appropriation is available. In such event, all obligations of the Owner will cease so long as all payments previously approved or appropriated have been paid, and all interest of the Owner in the ESCO Equipment will terminate and the Energy Services Agreement shall be terminated.

C. Notwithstanding the foregoing, the Owner agrees not to terminate the Energy Services Agreement under this provision for the fiscal year in which the Energy Services Agreement is executed. If any future funds are appropriated in order to continue the operation of the Facility, the Owner will use its best efforts to obtain inclusion of Energy Service Agreement funds in its budget.

                                                       Bond No. _______________



                    ______________________________________
                            Bonding Company's Name
                    ______________________________________
                                    Address
                    ______________________________________
                    City                              State



KNOW ALL MEN BY THESE PRESENTS:

That we, _________________________________________________________
As Principal and ________________________________________________________, a
corporation, organized and existing under and by virtue of the laws of the State of _________________________ and legally doing business in the State of Washington as Surety, are held and firmly bound and obligated unto the State of Washington, in the full and just sum of _______________________________________
___________________ Dollars, lawful money of the United States, for the payment of which sum well and truly to be made, we do bind ourselves, our and each of our heirs, executors and administrators, successors and assigns, jointly and severally, firmly by these presents.

      This bond is executed in pursuance of Chapter 39.08, Revised Code of Washington.

      THE CONDITIONS OF THIS OBLIGATION ARE SUCH, That whereas the principal entered into a certain contract with __________________________________________
_______________________________________________________________________________

dated _____________ day of ____________________, 19________,

for __________________________________________________________________________
______________________________________________________________________________

                                                       Bond No. _______________




NOW, THEREFORE, if the Principal shall faithfully perform all the provisions of such contract with specifically relate to equipment installation and related construction and pay all laborers, mechanics and subcontractors and materialmen, and all persons who shall supply such person or persons, or subcontractors, with materials, provisions, and supplies for the carrying on of such work, then this obligation is void, otherwise to remain in full force and effect.

      This bond excludes coverage for those portions of the Energy Services Agreement and/or Energy Agreement Addendum pertaining to design services, energy cost savings guarantee, maintenance guarantee, utility incentives, efficiency guarantees, and other clauses which do not relate specifically to construction management and supervision of work for purchasing and installing of ESCO equipment.

      Provided, however, that the conditions of this obligation shall not apply to any money loaned or advanced to the principal or to any subcontractor other person in the performance of any such work.

      Signed and Sealed this ________________ day of ________________, 19_____.


Countersigned:

__________________________________

__________________________________


                          _____________________________________ (Seal)

                          __________________________________________
                                         Principal

                          _____________________________________ (Seal)
                                          Surety

                          By________________________________________
                                      Attorney-in-Fact


Approved as to Form

__________________________________
Assistant Attorney General

__________________________________

                           ENERGY SERVICES AGREEMENT AMENDMENT


Energy Conservation Services                                   Amendment No. 1
Project No. 97-031                                      Agreement No. 97-031 A
Northern State Multi Service Center                         Date July 14, 1997
Sedro Wooley, Washington


THIS AMENDMENT, WHEN PROPERLY SIGNED, SHALL BE THE BASIS ON WHICH THE SUBJECT AGREEMENT SHALL BE MODIFIED.

AUTHORIZATION (THIS SHEET)
PROJECT COMPLETION AND COMPENSATION
SCOPE OF WORK OPTIONS
            OPTION #2:        INCORPORATE ENERGY SERVICES PROPOSAL
            OPTION #4:        ADD OR MODIFY EXTRA SERVICES


APPROVALS:     Energy Services Company               Facility

Firm/Agency:  Onsite Energy Corporation    Northern State Multi-Service Center
Address:      16400 Southcenter Parkway,   Div. of Property Development
              No. 308                      230 General Administration Bldg.
              Tukwila, Washington 98188    Olympia, WA  98504-1015
By:           /s/ Hugh E. Schall           /s/ Tim Arnold
Name:
Title:
Date:

Authorization to Proceed

Dept. of General Administration           By:  /s/ R. G. Anderson
Engineering & Architectural Services      Name:  Raymond G. Anderson, P.E.
PO Box 41012                              Title: Energy Program Manager
Olympia WA  98504-1012                    Date:
360-902-7272

                      PROJECT COMPLETION AND COMPENSATION

Energy service                    completion sched             fee                            Compensation
Compensation
                               new             previous                                   new            previous
Energy Services Proposal       (Boiler)                          $0.00/sq ft                           $ 11,000.00
Energy Services Proposal       (Energy)                                                                $ 41,000.00
Design                                                              8%                  $ 28,160.00
Construction Management                                             4%                  $ 14,080.00
Bond                                                                4%                  $ 14,080.00
General Contracting Overhead &                                      15%                 $ 52,800.00
Profit
MACC or Actual Construction                                    Sub's cost + ohp = ins   $352,000.00
Costs
Construction Contingency                                                                $ 23,300.00
State Sales Tax                                                      7.8%               $ 38,643.00
Energy Service Sub-total=                                                               $523,063.00    $ 52,000.00
Maximum Energy Service Fee Amount (New + Previous) = A =                                $575,063.00

                                                                Compensation
                                                           New         Previous

Extra Service Boiler/Asbestos Removal Engineering        $3,000.00       $-0-
Extra Service (describe)
Extra Services Total (New + Previous) = B =

Energy Services Agreement Total = A + B = $575,063.00 + $3,000.00 + $578,063.00

Total Compensation for the Energy Services:

                                           Compensation:
                                           New                      Previous

1.  Boiler Plant Automation    =               $534,063.00          $11,000.00
2.  Buildings on List          =               $ 41,000.00          $41,000.00
3.  Extra Services             =               $  3,000.00          $      -0-

1 + 2 + 3 = (A) Maximum Energy Service
  Fee Amount                                   $578,063.00          $52,000.00

Value of this Amendment = $526,063.00

                                 SCOPE OF WORK

OPTION #2: INCORPORATE ENERGY SERVICES PROPOSAL


A. In accordance with Section 2.D of the Conditions of the Agreement, the Energy Services Proposal submitted under Project number 97-031 by ONSITE ENERGY CORPORATION and dated June 12, 1997 is hereby incorporated into Energy Services Agreement number 97-031 A and is made part thereof by this reference.

B.    The following modifications are made to the Energy Services Proposal:

      Washington State Sales Tax changed to 7.8%.
      Annual Steamplant Cost Savings changed to $124,689.00

OPTION #4: ADD OR MODIFY EXTRA SERVICES

Provide the services as described below, which shall be invoiced directly against this Addendum.

A. Provide engineering assistance and project oversight for the removal of asbestos material and boilers #1 and #2.

B.    Identify points for removal of boilers from existing system.

C.    After removal, inspect site for installation of new boilers.

D. Work shall be accomplished on a time and material basis in accordance with the rate schedule attached to Onsite Energy letter of July 8, 1997. The cost shall not exceed Three Thousand and no/100 dollars ($3,000.00). Automobile travel will be reimbursed at $0.315 per mile outside a 50 mile radius from office.

ONSITE ENERGY


                           ENERGY SERVICES PROPOSAL

                            BOILER SYSTEM UPGRADES
                             MULTI-SERVICE CENTER
                           SEDRO WOOLLEY, WASHINGTON

                                 May 12, 1997
                             Revised June 12, 1997
INTRODUCTION:
Onsite Energy Corporation ("Onsite") and the State of Washington ("State") signed an Energy Services Agreement (Agreement No. 97-031) for Energy Conservation Services at Northern State Multi-Service Center at Sedro Woolley, dated January 27, 1997(the Agreement). A requirement of the Agreement was that Onsite submit a proposal for Energy Services for the boiler systems to the State within 60 days. Due to changes in the operating conditions, this date was extended by 14 days at a meeting on April 1, 1997. As a part of this proposal, if the terms of this proposal are in conflict with the terms of the Agreement, then the terms of this proposal will supersede and control over the terms in the Agreement.

1.  EXISTING FACILITY:
This project is to be constructed at the power plant at the Multi-Service Center in Sedro Woolley, Washington. The power plant consists of four B&W power boilers. Three of the boilers, Nos. 1, 2 and 3, are 1955 vintage and produce steam at 16,000 pph at 100 psig. The fourth boiler, No. 4, is a 1962 vintage boiler that produces steam at 25,000 pph at 100psig. The boiler steaming rate varies from approximately 1,700 pph in the summer to 17,000 pph during cold snaps in the winter. Boiler Nos. 1, 2 and 3 share a tall stack, while boiler No. 4 has its own short stack. The tall stack was part of the original installation at the facility and the ability of the stack to meet current structural standards is unknown. All of the boilers have constant speed ID and FD fans with one set for each boiler.

2.  PROPOSED ENERGY CONSERVATION MEASURES(ECMS):
Existing boilers Nos. 1 and 2 will be removed and replaced with two (one 250 HP and one 300 HP) automated boilers. Each of the new boilers will have its own short stack and will be tied into all of the existing steam, condensate, gas, oil and air systems. The existing breaching for existing boilers Nos. 1 and 2 will be removed along with the associated auxiliary equipment. Boiler No. 4 will have its controls modified so that it will qualify as an automated boiler and will be available as a stand by source of steam.

Other ECMs that were reviewed were: (1) Installation of a single boiler(either 250 HP or 300 HP) for summer loads, (2) Installing three new 150 HP boilers for operating during lighter loads, and (3) Automating the existing boiler controls and burners so that the boiler efficiency would improve.

Of these additional ECMs reviewed, both alternative numbers (1) and (2) would not fully automate the power plant and permit the operator to be assigned additional duties. Without this feature, the facility would not achieve the $110,950 per year in operation and maintenance savings that will be achieved thorough the proposed ECM. Alternative number (3) was not feasible in that the boiler control retrofit would cost approximately $30,000 per boiler for the controls. In addition, high efficiency burner conversions on the boilers would cost $40,000 per boiler for boiler Nos. 1, 2 and 3 and approximately $80,000 for boiler No. 4. The current boiler burner system is "grandfathered" with regards to emission limits, but after this conversion the boilers would have to meet the new emission standards of 30 ppm of NOX. With the age of the boilers and the potential for discovering casing leaks that could not be economically repaired, no guarantee could be made that the boilers would meet the emission requirements after this conversion.

3.  SERVICES PROPOSED:
Onsite proposes to design, construct, commission, train the facility's staff on the proposed ECM, provide a contractor's warranty service for one year (warranties beyond one year will be provided by the equipment manufacturer per the purchase orders), and provide monitoring and savings verification services for the replacement of boiler Nos. 1 and 2 for ten years. These boilers and the associated asbestos will be removed by the State of Washington based on removal points identified by Onsite, and two fully automated boilers(one 250 HP and one 300 HP) will be installed by Onsite. In addition the controls to boiler No. 4 will be reworked so that it will be a fully automated stand by source of steam. The two new boilers and existing boiler No. 4 will be tied together so that they will operate as a fully integrated package. Existing boiler No. 3 will be abandoned in place.

Training on the new boiler systems will consist of two eight hour class room sessions with the State's operating personnel, and on the job training of eight hours (to include one start up) with each of the four operating shifts.

One four hour follow up training session will be held with each shift within the first month of operation.

Monitoring and verification services will be accomplished quarterly with a site visit by Onsite personnel to review the plant's operation and a computation and reconciliation of the energy savings. Onsite will provide this service monthly for the first quarter after operation, quarterly for the remainder of year one, semi-annually for year two, and annually for years three through ten.

4.  MAXIMUM ALLOWABLE PROJECT COST:
The maximum allowable project cost will be $541,000. The actual project cost will be established based on the final design and the equipment installed. The maximum allowable project cost is established from the below table:

            Energy Audit                                            $   11,000
      Subcontractor Costs
            Demolition:                          $      6,500
            Boiler and Asbestos Removal          By the State
            Building modifications               $    15,000
            Boiler Equipment                     $   238,000
            Boiler Equipment Installation        $    12,500
            Piping Modifications                 $    72,500
            Electrical & Controls installation   $     7,500
            Subtotal Subcontractor cost                            $   352,000
                  Engineering                                      $    28,160
                  Construction management @ 4%                     $    14,080
                  Bonding Expense @ 4%                             $    14,080
                  Onsite overhead and profit @ 15%                 $    52,800
                  Contingency                                      $    23,300
      Onsite's price to the State without taxes                    $   495,420
                  Taxes at 8.2% of construction                    $    40,700
      E&AS PROJECT MANAGEMENT FEES                                 $     4,800

      Total price                                                  $   540,920
                                                            SAY    $   541,000

The above pricing was established by competitive biding of the scope of work. Once the design is completed, the successful bidder will be requested to modify their price based on the final design of the project. The actual costs of the work will be based upon the final lump sum price for the work as designed and the invoicing based on the bid price. Supporting documentation will be supplied for the cost of the major equipment installed.

5.  RECOMMENDATIONS TO EXISTING EQUIPMENT AND OPERATIONS:
It is recommended, and the guaranteed savings have assumed that the existing boiler operating pressure be reduced to 50 psig. It is also recommended that as soon as possible, boiler No. 3 be removed and that the tall stack be removed.

6.  STANDARDS OF COMFORT AND SERVICE APPROPRIATE FOR THE FACILITY:
There will not be any changes in the comfort of the facility resulting from the proposed ECM. The service level at the facility will improve, since the boiler plant operators can now be assigned to other duties within the facility, such as building maintenance.

7. BASELINE ENERGY CONSUMPTION FOR THE ECM:
The baseline energy use of the facility for the purposes of the proposed ECM will be the measure of boiler efficiency as determined by dividing the (pounds of steam produced per month X BTU gained per pound for saturated steam at 100 psig) by the (BTU of fuel input), expressed as in decimal form to three places, i.e. .xxx. Boiler operations during that baseline period were 365 days. The steam produced will be from the power plant records and the fuel input will be from the gas supplier's records with the given gas heating value.

8. THE ESTIMATED ENERGY SAVINGS AND ENERGY COST SAVINGS:

Baseline Energy Use (BEU):
The baseline energy use of the facility for the purposes of the proposed ECM will be the measure of boiler efficiency as determined by dividing the (pounds of steam produced X [hg-hfw at 100 psig]) by the (BTU of fuel input), expressed as in decimal form to three places, i.e. .xxx. The baseline period will be for the year ending April, 30, 1997. For the purpose of this agreement, the efficiency for the baseline period will be derived from the average of the four month period ending December 1996. This percentage was .575.

CURRENT ENERGY USE (CEU):
The current energy use of the facility for the purposes of the proposed ECM will be the measure of the boiler efficiency as determined for the baseline energy use using only the current operating year's data.

ENERGY SAVINGS (ES):
The energy use reduction in dollars caused by this ECM will be calculated using the following formula:

      SAVINGS IN BTU:
     [(% New/% Existing)-1] X current Fuel Bill in BTU X [Degree Days Current/ Degree Days Baseline]

      SAVINGS IN $:
      [(% New/% Existing)-1] X current Fuel Bill in $ X [Degree Days Current/ Degree Days Baseline]

      The bill's unit costs will be normalized to the costs established by the baseline year.

9. THE METHOD BY WHICH ENERGY SAVINGS AND ENERGY COST SAVINGS
WILL BE CALCULATED DURING THE TERM OF THE ENERGY AGREEMENT:
The energy savings will be calculated annually per the methods described in paragraph 8.

10. FINANCING OF THE ESCO'S IMPROVEMENTS:
Onsite proposes to finance the improvements through a municipal lease. The proposed form will be Onsite's standard form of tax exempt municipal lease with the accompanying documentation. Depending on the documentation, the ownership of the improvements will pass to the State upon acceptance of the Notice of the Commencement of Energy Cost Savings or upon payment of the last lease payment. Onsite will take a secured interest with regards to the improvements. Onsite shall have the right to assign its interest for financing purposes. The term of the proposed financing is five years at the following rate: 6.75% for partial funding and 6.52% for total project funding. For funding of ten (10) years duration, the above rates will increase by 0.16. The quoted rate is fixed for 14 days from May 12, 1997. After 14 days the rate will be adjusted to reflect any rate changes in like term Treasury Notes. The lease or financing agreement will indicate the moneys that the State will pay to Onsite on a monthly basis.

10A.  FINANCING OF THE ESCO'S IMPROVEMENTS:
The Owner will provide financing of the improvements through a capital appropriation and State Treasurer Lease/Purchase financing.

11.  ENERGY COST SAVINGS GUARANTEE:
Guaranteed Savings:
(Guaranteed Energy Savings The energy savings that Onsite will guarantee is 80% of the base line year savings. This is calculated as follows: fuel bill for the 12 months ending April 1997 X the improvement in efficiency of the boilers X 80% or for the 12 months ending October 1996 this calculation is $171,892 X .244 X 80% or $ 33,500/year.

OPERATIONAL AND MAINTENANCE SAVINGS AND GUARANTEE:
The State has identified annual operations and maintenance savings of $110,953.92. Onsite does not guarantee any of these savings.
Savings available = Guaranteed energy savings + operational and maintenance savings
                      = (Energy Savings ) +  $110,953.92
                      = $33,500 + $110,953.92
                      = $144,453.92

12.  ESCO's Compensation

CONSTRUCTION PROGRESS PAYMENTS WILL BE MADE BASED ON THE PERCENTAGE COMPLETION OF THE PROJECT. ONSITE WILL PROVIDE THE STATE WITH A SCHEDULE OF VALUES SIMILAR TO THE COST ESTIMATE SHOWN IN PARAGRAPH 4 OF THIS PROPOSAL AND WILL INVOICE MONTHLY BASED ON THE COMPLETION OF EACH LINE ITEM. IN NO EVENT, HOWEVER, WILL PROGRESS PAYMENTS EXCEED 95% OF THE TOTAL IN PLACE CONSTRUCTION. PROGRESS PAYMENTS WILL BE MADE WITHIN 30 DAYS OF SUBMISSION OF ONSITE'S INVOICE OR WITHIN 30 DAYS OF THE OWNER RECEIVING TREASURER'S LOAN FUNDING. OWNER WILL RETAIN 5% OF THE AMOUNT OF EACH PROGRESS PAYMENT UNTIL FORTY-FIVE (45) DAYS AFTER THE ACCEPTANCE BY THE STATE OF THE NOTICE OF COMMENCEMENT OF ENERGY COST SAVINGS AND RECEIPT OF ALL DOCUMENTS REQUIRED BY LAW AND/OR THE ENERGY SERVICES AGREEMENT. IF ONSITE FINANCES THE TOTAL PROJECT COST, CONSTRUCTION PAYMENTS WILL BE MADE UPON RECEIPT BY ONSITE OF DISBURSEMENT AUTHORIZATION FROM THE STATE PURSUANT TO A CONSTRUCTION SCHEDULE.

Payment for monitoring and verification for the first year is included in the construction costs. Monitoring and verification costs for years two through ten will be 8% of the previous year's savings in energy. Payment will be made within 30 days of Onsite submitting an invoice for the services at the end of the year.

In addition, it is recognized by both parties that Onsite has guaranteed 80% of the energy savings of these improvements, and if the guaranteed savings are not achieved that Onsite will pay the difference.

13. Term of the Energy Agreement:
Onsite proposes that the term of the agreement be established to last through the construction period plus ten years unless terminated sooner.

14  TERMINATION VALUES FOR EACH YEAR OF THE AGREEMENT:
Prior to Completion:
The Termination Value prior to completion will be the reasonable costs incurred by Onsite for completed work that has been approved but not yet completed, which costs shall be subject to reasonable verification by Customer and shall include:

<circle> Audit costs at $0.10 per square foot, times the number of square feet audited.
<circle> Actual subcontractor and vendor costs, including required termination costs of subcontractors.
<circle> Actual engineering and project management costs on a time-and-materials basis at Onsite's normal billing rates.
<circle> Actual costs incurred by Onsite in connection with procuring financing.
<circle> Reasonable de-mobilization costs.
<circle> Interest.

Such costs shall not exceed the approved Total Project Cost.

Since the State is funding the project, after completion and acceptance by the State, the costs for early termination of this agreement as long as all outstanding invoices are paid in full will be $0.00.

15.  PROJECT SCHEDULE:
To be added later but not to exceed 120 days after completion of the final design for substantial completion and 150 days after completion of the final design for final completion.

16. SUBCONTRACTED WORK:
Onsite anticipates that it will have the following subcontractors:

     Engineering Design of the Improvements:  HNTB Corporation
     Mechanical Installation of the Improvements: The G. L. Griffin Co., Inc. Electrical Installation of the Improvements: The G. L. Griffin Co., Inc.

17.  MODIFICATIONS TO THE CONDITIONS OF THE ENERGY SERVICES AGREEMENT:

Equipment Maintenance and Owner Training
Onsite is proposing to accomplish training only. No maintenance work is anticipated by Onsite other than that covered by warranties. The owner will be responsible for operating and maintaining the equipment in accordance with the requirements of the manufacturers of the specific equipment.

EQUIPMENT OPERATION
It is understood that these improvements will be at all times operated by the State.

LIABILITY INSURANCE
Onsite's insurance policy will be endorsed to name the State as an additional insured. This will apply to all of the required insurance except for Onsite's professional liability and workman's comprehensive insurance. All insurance certificates shall require a 45 day prior written notice to the owner prior to cancellation. Onsite does not carry property insurance on the proposed ECM after the State accepts the notice of the commencement of Energy Savings.

EVENTS OF DEFAULT
In the event of default by the State, all moneys owed will be deemed to have accrued interest at 1.0% per month. In the event of default by the Onsite, the owner recognizes that restoration of the boiler plant to its original configuration is not possible. The State agrees that the only remedy available to it to resolve this issue is to have the proposed improvements completed.

ENVIRONMENTAL REQUIREMENTS.
The State recognizes that in connection with the performance of the proposed ECM, Onsite may encounter, but is not responsible for (i) asbestos or materials containing asbestos; (ii) pollutants, hazardous wastes, hazardous materials or contaminants, including without limitation ballasts that may contain PCBs (collectively clauses (i) and (ii), "Hazardous Materials"); and (iii) the storage, handling, use, transportation, treatment, disposal, discharge, leakage, detection, removal or containment thereof. The materials and activities listed in the foregoing sentence are referred to as "Excluded Materials and Activities." The State agrees that if performance of work under this Agreement involves any Excluded Materials and Activities, Onsite will perform or arrange for the performance of such work and the Onsite subcontractor and the State shall bear the sole risk and responsibility therefor. Furthermore, in handling any of the State's Hazardous Materials, Onsite neither takes title to any such property nor assumes any responsibility for the transportation, handling or disposal of such property. Onsite's subcontractor shall be solely responsible for disposing of the State's property, including Hazardous Materials, in accordance with all federal, state and local laws, statutes and regulations applicable thereto and shall provide written evidence of the same to Onsite. All costs associated with work related to Excluded Materials and Activities necessary for the implementation of ECMs shall be included in the project cost. Where Onsite is aware that Excluded Materials and Activities are involved with the implementation of the ECMs, it shall be identified in the audit report. In furtherance of the foregoing, the State agrees to release, indemnify, defend and hold harmless Onsite, its assigns, consultants, officers, agents and employees of and from all costs, claims, damages and liabilities arising out of or relating to Excluded Materials and Activities, acts or omissions of Onsite or third parties relating thereto, or injury caused thereby, excepting only such costs, claims, damages or liabilities as are the result of any willful misconduct and/or gross negligence of Onsite.

ENERGY SERVICES AGREEMENT AMENDMENT

Energy Conservation Services                                   Amendment No. 2
Project No. 97-031                                      Agreement No. 97-031 A
Northern State Multi Service Center                        Date August 4, 1997
Sedro Wooley, Washington


This Amendment, when properly signed, shall be the basis on which the Subject Agreement shall be modified.


Authorization (this sheet)
Project Completion and Compensation
Scope of Work Options
            Option #2:        Incorporate energy services proposal

APPROVALS:      Energy Services Company                    Facility

Firm/Agency:    Onsite Energy Corporation    Northern State Multi-Service Center
Address:        16400 Southcenter Parkway,   Div. of Property Development
                No. 308                      230 General Administration Bldg.
                Tukwila, Washington 98188    Olympia, WA  98504-1015
By:             /s/ Hugh E. Schall           /s/ Tim Arnold
Name:           Hugh E. Schall               Tim Arnold
Title:          Vice President               Program Manager
Date:

Authorization to Proceed

Dept. of General Administration
Engineering & Architectural Services         By: /s/ R. G. Anderson
PO Box 41012                                 Name:  Raymond G. Anderson, P.E.
Olympia WA  98504-1012                       Title: Energy Program Manager
360-902-7272                                 Date:

                      PROJECT COMPLETION AND COMPENSATION

Energy service                    completion sched             fee                            Compensation
Compensation
                               new             previous                             new            previous
Energy Services Proposal       (Boiler)                         $0.00/sq ft                       $ 11,000.00
Energy Services Proposal       (Energy)                                                           $ 41,000.00
Design                                                            8%             $ 37,600.00      $ 28,160.00
Construction Management                                           4%             $ 18,800.00      $ 14,080.00
Bond                                                              4%             $ 18,800.00      $ 14,080.00
General Contracting Overhead &                                    15%            $ 70,500.00      $ 52,800.00
Profit
MACC or Actual Construction                            Sub's cost + ohp = ins    $470,000.00      $352,000.00
Costs
Construction Contingency                                                         $ 47,000.00      $ 23,300.00
State Sales Tax                                                    7.8%          $ 54,889.00      $ 38,643.00
Energy Service Sub-total=                                                        $717,589.00      $523,063.00
Maximum Energy Service Fee Amount (New + Previous) = A =                         $1,292,652.00


Extra Services compensation                                   Compensation
                                                         New          Previous
Extra Service Boiler/Asbestos Removal Engineering     $   -0-        $3,000.00
Extra Service (describe)
Extra Services Total (New + Previous) = B =           $3,000.00


Energy Services Agreement Total = A + B = $1,292,652.00 + $3,000.00 + $1,295,625.00

Total Compensation for the Energy Services:

                                       Total Compensation:
                                       New                         Previous

1. Boiler Plant Automation =           $  534,063.00             $ 534,063.00
2. Buildings on List       =           $  758,589.00             $  41,000.00
3. Extra Services          =           $    3,000.00             $   3,000.00

1 + 2 + 3 = (A) Maximum Energy Service
Fee Amount                             $1,295,652.00             $ 578,063.00

Value of this Amendment = $717,589.00

                                SCOPE OF WORK

OPTION #2:  INCORPORATE ENERGY SERVICES PROPOSAL

A. In accordance with Section 2.D of the Conditions of the Agreement, the Energy Services Proposal submitted under Project number 97-031 by Onsite ENERGY CORPORATION and dated July 17, 1997, [and amended as requested on August 4, 1997], is hereby incorporated into Energy Services Agreement number 97-031 A and is made part thereof by this reference.

ONSITE ENERGY

                           ENERGY SERVICES PROPOSAL

                          ELECTRICAL SYSTEM UPGRADES
                      NORTHERN STATE MULTI-SERVICE CENTER
                           SEDRO WOOLLEY, WASHINGTON

                                 July 17, 1997


INTRODUCTION:

Onsite Energy Corporation ("Onsite") and the State of Washington ("State") signed an Energy Services Agreement (Agreement No. 97-031) for Energy Conservation Services at Northern State Multi-Service Center at Sedro Woolley, dated January 27, 1997 (the "Agreement"). A requirement of the Agreement was that Onsite submit a proposal for Energy Services for the Electrical Project to the State within 120 days. If the terms of this proposal are in conflict with the terms of the original Energy Services Agreement, then the terms of this proposal will supersede and control over the terms in the Agreement.

1. EXISTING FACILITIES:

This project is to be constructed in Building Numbers 2, 4, 10, 12, 13, 15, 16, 17, 19, 22, 27, 30, 32, and 33, the steam tunnels and various outdoor areas.

2. PROPOSED ENERGY CONSERVATION MEASURES (ECMS):

The existing lighting systems in the facilities listed in Paragraph 1. Above, with the exception of Building Number 4, consisting mostly of core and coil magnetic ballasts and T12 fluorescent lamps, will be replaced with electronic ballasts and T8 fluorescent lamps. All exit signs will be replaced with new
LED exit signs with battery packs.   The incandescent lighting fixtures will be
replaced with compact fluorescent fixtures and the Mercury Vapor street light fixtures will be replaced with Metal Halide fixtures.

Old inefficient electric motors over three horsepower running twenty four hours per day will be replaced with new high efficient electric motors.

An Energy Management System will be installed in Building Numbers 4, 12, 13, 15, 16, 17, and 32. HVAC improvements will be implemented in Building Number 32.

3. SERVICES PROPOSED:

Onsite proposes to design, construct, commission, and administer contractor's warranty service for one year (warranties beyond one year will be provided by the equipment manufacturer per the purchase orders and will be passed through to the State), and provide monitoring and savings verification services for electrical system upgrades for up to ten years. All hazardous material will be handled in accordance with Paragraph 16. Environmental Requirements.
Monitoring and verification services will be accomplished through a site visit by Onsite personnel to review the operation of the systems that were upgraded and a computation and reconciliation of the energy savings. Onsite will provide this service, quarterly for year one, annually thereafter.

4. PROJECT COST:

Based on the engineered savings and debt service payments, the maximum allowable project cost will be $890,414. The actual project cost will be established based on the final design and the equipment installed. The estimated project cost is established from the below table:
      Energy Audit                                                    $ 41,000
      Subcontractor Costs
            Lighting                            $ 142,390
            Electric Motors                     $  22,970
            EMS and HVAC Modifications          $ 304,640
      Subtotal Subcontractor costs                                    $470,000
      Markup (per the Energy Services Agreement)
            Engineering @ 8%                    $  37,600
            Construction management @ 4%        $  18,800
            Bonding Expense @ 4%                $  18,800
            Onsite overhead and profit @ 15%    $  70,500
            Contingency @ 10%                   $  47,000
      SUBTOTAL MARKUP                                                 $192,700

      Onsite's price to the State without taxes                       $703,700
      Taxes at 7.8% of construction                                   $ 54,889
      E &AS PROJECT MANAGEMENT FEES                                   $ 11,850

      TOTAL PRICE TO THE STATE                                        $770,439

Project costs were established from firm bids for labor and materials for the lighting and electric motor retrofits. Project costs for the EMS and HVAC modifications are Means estimates.

A Project Book will be maintained with copies of all bids and Means estimates for the Electrical Project. Individual budgets for lighting, electric motors, EMS and HVAC will be prepared detailing labor and materials projected costs. Actual costs will be reconciled on a line item basis for each budget.

5. STANDARDS OF COMFORT AND SERVICE APPROPRIATE FOR THE FACILITY:

The comfort and habitability of the facilities resulting from the installation of the proposed ECM's will be improved as follows: full spectrum lamps will reduce eye strain and produce consistent lighting levels throughout the facilities retrofit; temperature variance within a facility and within a room will be reduced; and, outside air percentages of ventilation air will be maintained within the standard for the facility use.

6. RECOMMENDATIONS FOR REPLACEMENT OF EXISTING EQUIPMENT AND RECOMMENDATIONS FOR IMPROVEMENTS TO EXISTING EQUIPMENT AND OPERATING CONDITIONS.

The existing HVAC system in both sections of Administration Building #32 should be replaced as soon as practical.

The existing maintenance program monitoring electric motor current draw to indicate the need for filter maintenance and indicate abnormalities in air handlers should be expanded to include all air handler motors. In addition to the EMS proposed, thermostats in other buildings should be installed with "night set-back" capabilities for periods when buildings are unoccupied.

7. BASELINE ENERGY CONSUMPTION FOR THE ECM:

The baseline energy use for the various systems in the facilities was determined using commonly accepted engineering practices and basic spreadsheet and bin analysis. Spreadsheets for each system retrofitted in each facility are included in Attachment 2, Energy Audit.

The energy baseline period is the same as the boiler upgrades, the 12 month period ending April 1997.

8. THE ESTIMATED ENERGY SAVINGS AND ENERGY COST SAVINGS:

Baseline Energy Use (BEU):

LIGHTING. The baseline energy use of the facility for the purposes of the proposed ECM was determined by spreadsheet analysis. The existing kW use for each lighting fixture was determined from manufacturer's published data. The operating hours for each lighting fixture was determined from lighting logger run time data and from the current facility operating hours as provided by state personnel. The kWh is the product of the kW and operating hours.

MOTORS. The baseline energy use of each individual motor was determined by spreadsheet analysis. Each motor's energy use was measured while operating with a multi-meter. Each motor operates continuously, twenty four hours per day, three hundred sixty five days a year.

EMS/HVAC. The energy baseline consists of a computer bin model of the existing six buildings that were audited. The model simulates the existing conditions as described in the narrative section of the audit. Currently, the time clocks for building occupancy setbacks are either missing or in need or repair. The building HVAC systems need to be reconfigured to more closely follow the need of the building occupants. In some cases, 100% outside air systems need to be modified to permit partial recirculation. Finally, the control systems need to more accurately control the HVAC systems to define how the buildings are occupied and used.

The baseline model was made using the conditions that were noted in the energy audit. The baseline period is the 12 month period ending April 1997. The computer models were then compared to the energy bill of the facility and analyzed both on a square footage basis and on the percentage of the occupied space that the buildings represent. The model to represents a good approximation of the energy usage.

ENERGY SAVINGS (ES):

The energy use reduction in kW, annual kWh savings, annual kbtu savings and annual dollar savings resulting from the installation of each ECM is calculated on the spreadsheets using the current Puget Power rate schedule and current natural gas costs for the ECM's is detailed on the spreadsheets in Attachment 2 and is summarized below:

      ECM         KW REDUCTION    KWH SAVINGS    kbtu savings    $ SAVINGS
      Lighting      128.12          464,029           0           $ 27,420
      Motors         14.90          239,059           0           $ 10,980
      EMS/HVAC        N/A              *          9,907,872       $ 44,060**
      EXCESS SAVINGS FROM BOILER PROJECT                          $ 33,500
      TOTALS        143.02          703,088       9,907,872       $115,960

*     Included in Motors

**    Based on the existing boiler plant.  After the boiler project is complete, the EMS/HVAC savings will be $31,370.

The total dollar savings above, $115,960 is the amount of money available annually for debt service payments and monitoring costs. With $115,960 available annually for debt service, the maximum allowable project cost is $890,414 at an interest rate of 5.5% and is indicated in Paragraph 4. above.

9. THE METHOD BY WHICH ENERGY SAVINGS AND ENERGY COST SAVINGS WILL BE CALCULATED DURING THE TERM OF THE ENERGY AGREEMENT:

The energy savings will be calculated annually per the methods described in paragraph 7. Condensate meters will be installed to validate the EMS/HVAC savings.

10. FINANCING OF THE ESCO'S IMPROVEMENTS:

Onsite proposes to finance the improvements through a municipal lease. The proposed form will be Onsite's standard form of tax exempt municipal lease with the accompanying documentation. Depending on the documentation, the ownership of the improvements will pass to the State upon acceptance of the Notice of the Commencement of Energy Cost Savings or upon payment of the last lease payment. Onsite will take a secured interest with regards to the improvements. Onsite shall have the right to assign its interest for financing purposes. The term of the proposed financing is ten years at a rate of 6.45%. The quoted rate is fixed for 30 days. The lease or financing agreement will indicate the moneys that the State will pay to Onsite on a monthly basis.

10A.  FINANCING OF THE ESCO'S IMPROVEMENTS:   THE OWNER WILL PROVIDE FINANCING
    OF THE IMPROVEMENTS THROUGH STATE TREASURER LEASE/PURCHASE FINANCING.

11. ENERGY COST SAVINGS GUARANTEE:

Guaranteed Savings: The energy savings that Onsite will guarantee $67,692 per year ($33,500 is guaranteed in the boiler project bringing the total guarantee to $101,192 which is the annual debt service payments for the $770,439 project cost in paragraph 4 above) based on the analysis spreadsheets with the operating hours as indicated in the spreadsheet analyses. Onsite will guarantee the kW reduction. Onsite will not guarantee the annual operating hours with the operation of the systems in the control of the State.

The energy savings guarantee is based on energy savings that will be achieved with the current use of the facilities and the kW, kWh and kbtu savings in the table in Paragraph 8. above. Using the cost for energy during the baseline period, the year ended April 1997, the dollar savings are $67,692 per year.
The owner will be responsible for any shortfall in energy savings caused by any change of use of any of the facilities retrofit and any fluctuations in the price the State pays for energy.

12. ESCO'S COMPENSATION.

Construction progress payments will be made through the State Treasurer's Lease/Purchase program upon receipt of approved invoices and loan agreements in even numbered months. Onsite will provide the State with a schedule of values similar to the cost estimate shown in paragraph 4 of this proposal and will provide invoices on a bi-monthly basis upon the completion of each line item and the commencement of energy cost savings. In no event, however, will progress payments exceed 95% of the total in place construction until final completion and acceptance by the State. Progress payments will be made upon execution of the appropriate disbursement authorization. Owner will retain 5% of the amount of each progress payment until forty-five (45)days after the acceptance by the State of the Notice of Commencement of Energy Cost Savings and receipt of all documents required by law and/or the Energy Services Agreement.

Payment for monitoring and verification for the first year is included in the construction costs. Monitoring and verification costs will be 8% of the previous year's savings in energy per year for a period of up to ten years. Payment will be made by the State within 30 days of Onsite submitting an invoice for the services at the end of the year. If the overall savings from the project are insufficient to pay the annual debt service plus the monitoring costs, then the monitoring costs will be reduced to four-sevenths (4/7) of difference between the actual savings and the annual debt service.

In addition, it is recognized by both parties that Onsite has guaranteed that the energy savings will be sufficient to pay the annual debt service of these improvements, and if the guaranteed savings are not achieved, that Onsite will pay the difference.

13. TERM OF THE ENERGY AGREEMENT:

Onsite proposes that the term of the agreement be established to last through the construction period plus ten years unless terminated sooner.

14. TERMINATION VALUES FOR EACH YEAR OF THE AGREEMENT:

PRIOR TO COMPLETION:

The Termination Value prior to completion will be the reasonable costs incurred by Onsite for work that has been approved, which costs shall be subject to reasonable verification by Customer and shall include:

<circle> Audit costs at $41,000.
<circle> Actual subcontractor and vendor costs, including required termination costs of subcontractors.
<circle> Actual engineering and project management costs on a time-and-materials basis at Onsite's normal billing rates.
<circle> Actual costs incurred by Onsite in connection with procuring financing.
<circle> Reasonable de-mobilization costs.
<circle> Interest.

Such costs shall not exceed the approved Total Project Cost.
UPON COMPLETION :

With State Treasurer Lease/Purchase Financing, Zero Dollars ($0.00) after all payments have been received from the State Treasurer.

15. PROJECT SCHEDULE:

Not to exceed 180 days after approval of this proposal and amendment to the Energy Services Agreement.

16. SUBCONTRACTED WORK:

Onsite anticipates that it will have the following subcontractors:
      Electrical Installation of the Improvements: Ed Rosendin Electric, Inc. Lighting and Control Systems
      Johnson Controls
      M.L. Griffin Co., Inc.

17. MODIFICATIONS TO THE CONDITIONS OF THE ENERGY SERVICES AGREEMENT:

Equipment Maintenance and Owner Training
No maintenance work is anticipated by Onsite other than that covered by warranties. The owner will be responsible for operating and maintaining the equipment in accordance with the requirements of the manufacturers of the specific equipment. Onsite is proposing to accomplish training only for the EMS system. Onsite will develop a training program to include initial training for owner designated personnel, refresher training after one year.

EQUIPMENT OPERATION
It is understood that these improvements will be at all times operated by the State.

LIABILITY INSURANCE
Onsite's insurance policy will be endorsed to name the State as an additional insured. This will apply to all of the required insurance except for Onsite's professional liability and workman's comprehensive insurance. All insurance certificates shall require a 45 day prior written notice to the owner prior to cancellation. Onsite dose not carry property insurance on the proposed ECM after the State accepts the notice of the commencement of Energy Savings.

EVENTS OF DEFAULT
In the event of default by the State, all moneys owed will be deemed to have accrued interest at 1.0% per month. The State agrees that the only remedy available to it to resolve this issue is to have the proposed improvements completed.

TERMINATION FOR THE CONVENIENCE OF THE OWNER
Moneys owed to Onsite upon termination will be determined by the termination schedule in Section 14 of this proposal.

ENVIRONMENTAL REQUIREMENTS.
The State recognizes that in connection with the performance of the proposed ECM, Onsite may encounter, but is not responsible for (i) asbestos or materials containing asbestos; (ii) pollutants, hazardous wastes, hazardous materials or contaminants, including without limitation ballasts that may contain PCBs (collectively clauses (i) and (ii), "Hazardous Materials"); and (iii) the storage, handling, use, transportation, treatment, disposal, discharge, leakage, detection, removal or containment thereof. The materials and activities listed in the foregoing sentence are referred to as "Excluded Materials and Activities." The State agrees that if performance of work under this Agreement involves any Excluded Materials and Activities, Onsite will perform or arrange for the performance of such work and the Onsite subcontractor and the State shall bear the sole risk and responsibility therefor. Furthermore, in handling any of the State's Hazardous Materials, Onsite neither takes title to any such property nor assumes any responsibility for the transportation, handling or disposal of such property. Onsite's subcontractor shall be solely responsible for disposing of the ballasts that may contain PCB's and the recycling of fluorescent lamps, in accordance with all federal, state and local laws, statutes and regulations applicable thereto and shall provide written evidence of the same to Onsite. All costs associated with work related to Excluded Materials and Activities necessary for the implementation of ECMs shall be included in the project cost. Where Onsite is aware that Excluded Materials and Activities are involved with the implementation of the ECMs, it shall be identified in the audit report. In furtherance of the foregoing, the State agrees to release, indemnify, defend and hold harmless Onsite, its assigns, consultants, officers, agents and employees of and from all costs, claims, damages and liabilities arising out of or relating to Excluded Materials and Activities, acts or omissions of Onsite or third parties relating thereto, or injury caused thereby, excepting only such costs, claims, damages or liabilities as are the result of any willful misconduct and/or gross negligence of Onsite.